Exhibit 4.2

RENEO PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of December 9, 2020 by and among Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” any additional investor that becomes a party to this Agreement in accordance with Section 7.10 hereof, and vTv Therapeutics LLC (“vTv”), provided that vTv shall only be party to this Agreement for the limited purposes of Section 3 (in the capacity as a Holder), Section 4 (in the capacity as a Major Investor), and Section 7, and, for the avoidance of doubt, shall not have any rights as an Investor for purposes of Section 2 and Section 5.

RECITALS

WHEREAS, the Company and certain of the Investors are parties to that certain Investors’ Rights Agreement dated as of December 22, 2017, as amended (the “Prior Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series B Preferred Stock Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”) providing for the sale of shares of the Series B Preferred Stock (as defined below);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the parties hereto hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock (as defined below) issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including, without limitation, any general partner, managing partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person. For purposes of this Agreement, (i) Pappas (as defined below) and Relativity Healthcare Fund, LLC shall be considered Affiliates of each other and (ii) Rock Springs Capital Master Fund LP (“Rock Springs”) and Four Pines Master Fund LP (“Four Pines”) shall be considered Affiliates of each other. Notwithstanding the foregoing, where the term “Person” refers to Novo Holdings A/S, in lieu of the foregoing definition, the term “Affiliate” shall mean Novo Ventures (US) Inc. and Novo Holdings Equity US Inc. (collectively with Novo Holdings A/S, the “Novo Entities”), any partner, executive officer or director of the Novo Entities or any venture capital fund or other Person now or hereafter existing formed for the purpose of making investments in other Persons that is controlled by or under common control with a Novo Entity, and for the avoidance of doubt, shall not include any other affiliate of the Novo Entities.

“Automatic Shelf Registration Statement” shall have the meaning given to that term in SEC Rule 405.

“Board” means the Company’s Board of Directors.

“business day” means a weekday on which banks are open for general banking business in New York City, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of the Company’s common stock.

“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Deemed Liquidation Event” has the meaning set forth for such term in the Restated Certificate.

“Demand Notice” means notice sent by the Company to the Holders specifying that a demand registration has been requested as provided in Section 3.1.1.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Form S-1” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date of this Agreement or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.

“Fully Exercising Investor” shall have the meaning set forth in Section 4.2.

“GAAP” means generally accepted accounting principles in the United States.

“Holder” means any holder of Registrable Securities who is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

“Investor Notice” shall have the meaning set forth in Section 4.2.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date of this Agreement).

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, Derivative Securities and any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for (in each case, directly or indirectly) such equity securities; provided, however, that “New Securities” shall exclude: (a) Exempted Securities (as defined in the Restated Certificate), other than clause (ix) of such definition, which shall not be excluded from this definition of New Securities; and (b) shares or other securities specifically exempted by the vote or written consent of the Major Investors holding a majority of the Registrable Securities held by all Major Investors, which must include the approval of the Significant Investor Majority.

“Offer Notice” shall have the meaning set forth in Section 4.1.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Director” shall have the meaning set forth in the Restated Certificate.

“Preferred Stock” means, collectively, shares of the Series A Preferred Stock and shares of the Series B Preferred Stock.

“Pro Rata Amount” means, for each Major Investor, that portion of the New Securities identified in an Offer Notice which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other outstanding Derivative Securities).

“Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of shares of the Preferred Stock held by the Investors and vTv (excluding any Common Stock issued upon conversion of the Preferred Stock pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate), (b) the Common Stock held by vTv, A. M. Pappas Life Science Ventures V, LP, PV V CEO Fund, LP, RiverVest Venture Fund III, L.P. and RiverVest Venture Fund III (Ohio), L.P. and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (a); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 7.1, and excluding for purposes of Section 3 any shares for which registration rights have terminated pursuant to Section 6.2 of this Agreement. Notwithstanding the foregoing, the Company shall in no event be obligated to register any Preferred Stock of the Company, and Holders of Registrable Securities will not be required to convert their Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Requisite Board Members” shall have the meaning set forth in the Restated Certificate.

“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3.12.2 hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.6, not to exceed $50,000.

“Selling Holder Counsel” means one counsel for the selling Holders.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock.

“Significant Investor Majority” means the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, one of which must be either Novo Holdings A/S and its Affiliates (together “Novo”) or Abingworth Bioventures 8 LP and its Affiliates (together “Abingworth”) for so long as such respective Person (i) is a Major

Investor and (ii) has not had any shares of its Preferred Stock converted into shares of Common Stock pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate.

“Standoff Period” means the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days or such other period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711(f)(4) or NYSE Member Rule 472 or any successor or similar rule or regulation, but in no event shall such period exceed 210 days).

2. INFORMATION RIGHTS.

2.1 Delivery of Financial Statements.

2.1.1 Information to be Delivered. The Company shall deliver the following to each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company; provided, further, that the parties hereby agree that New Enterprise Associates 15, Limited Partnership and its Affiliates (together “NEA”), RiverVest Venture Fund IV, L.P. and its Affiliates, A.M. Pappas Life Science Ventures V, LP and its Affiliates (together “Pappas”), Chiesi Ventures, LP and its Affiliates, Novo, Abingworth, Rock Springs and its Affiliates, Four Pines and its Affiliates, Amzak Health Investors, LLC and its Affiliates (together “Amzak”) and Aisling Capital V, LP and its Affiliates (collectively, the “Funds) shall be deemed not to be competitor of the Company for purposes of this Agreement:

(a) Within 150 days after the end of each fiscal year of the Company, the Company shall deliver, (i) a balance sheet as of the end of such year, (ii) statements of operations and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all of which shall be audited and certified by independent public accountants of nationally recognized standing approved by Board (including the Requisite Board Members).

(b) As soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Company shall deliver unaudited statements of income and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(c) As soon as practicable, but in any event within 45 days after the end of each of the (i) second fiscal quarter of each fiscal year of the Company and (ii) fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company.

(d) As soon as practicable, but in any event within 30 days of the end of each month, the Company shall deliver a comparison between (x) the Company’s actual cash expenditures for such month and (y) the comparable amounts in the Operating Plan (as defined below).

(e) At least 30 days prior to the beginning of each fiscal year, the Company shall deliver an operating plan for the next fiscal year, prepared on a monthly basis (the “Operating Plan”).

(f) Such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 2.1.1(f) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2.1.2 Consolidation. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to Section 2.1.1 shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

2.1.3 Suspension or Termination. Notwithstanding anything else in this Section 2.1 to the contrary but subject to Section 6.1, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 90 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable efforts to cause such registration statement to become effective.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, and on such Major Investor’s written request, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide (a) access to any information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel or (b) access to any information to any Major Investor that the Board has reasonably determined is a competitor of the Company; provided that the parties hereby agree that none of the Funds shall be deemed to be a competitor of the Company for purposes of this Agreement.

2.3 Observer Rights. The Company shall invite a representative from each of NEA, Novo, Abingworth, Pappas, Amzak and Rock Springs to attend all meetings of its Board and its committees in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that each such representative shall agree to hold in confidence and trust with respect to all information so provided; provided, further, that the Company reserves the right to withhold any information and to exclude each such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

2.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Section 2 unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information (as evidenced by contemporaneous written materials), or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such Persons are under a contractual or legal obligation to preserve the confidentiality of such information, (ii) to any existing or prospective partner, executive officer or director of such Investor in the ordinary course of business, but only if such Investor informs such Person that such information is confidential and such Person agrees to be bound by the confidentiality provisions of this Section 2.4 or comparable restrictions and to maintain the confidentiality of such information, or (iii) as may otherwise be required by law if the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3. REGISTRATION RIGHTS.

3.1 Demand Registration.

3.1.1 Form S-1 Demand. If at any time after the earlier of (a) the third year anniversary of the date of this Agreement and (b) 180 days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to any Registrable Securities then outstanding (and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $10,000,000), then the Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) use its best efforts to as soon as practicable, and in any event within 90 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional

Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.

3.1.2 Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1,000,000, then the Company shall (a) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use reasonable best efforts to as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.

3.1.3 Delay. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that (i) the Company may not invoke this right more than twice in any 12-month period and (ii) the Company shall not register any securities for its own account or that of any other stockholder during such 90-day period other than an Excluded Registration.

3.1.4 Limitations.

(a) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.1: (i) if, within 30 days after receipt of a request for registration by Initiating Holders pursuant to this Section 3.1.1., the Company delivers notice to such Initiating Holder of its intent to cause such registration statement to become effective within 60 days of the date on which the Company received such request and the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective during such time period, during such 60-day period; (ii) during the period commencing from the effective date of the IPO and ending on a date that is 180 days after the effective date of the IPO (ii) after the Company has effected two registrations pursuant to Section 3.1.1; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.1.2.

(b) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.2: (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 3.1.2 within the 12-month period immediately preceding the date of such request.

(c) A registration shall not be counted as “effected” for purposes of this Section 3.1.4 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one registration on Form S-1 or S-3, as applicable, pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.1.4.

3.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.

3.3 Underwriting Requirements.

3.3.1 Inclusion. If, pursuant to Section 3.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company, subject only to the reasonable approval of the holders of a majority of Registrable Securities held by the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement with the underwriter(s) selected for such underwriting.

Notwithstanding any other provision of this Section 3.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Initiating Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

3.3.2 Underwriter Cutback. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (b) the number of Registrable Securities included in the offering be reduced below 25% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded entirely if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 3.3.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.

3.3.3 Registration Not Effected. For purposes of Section 3.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 3.3.1, fewer than 25% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

3.4 Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 90 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, the prospectus and, if required, any Free Writing Prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus or Free-Writing Prospectus;

(k) use its commercially reasonable efforts to obtain for the underwriters one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;

(l) use its commercially reasonable efforts to obtain for the underwriters on the date such securities are delivered to the underwriters for sale pursuant to such registration a legal opinion of the Company’s outside counsel with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(m) to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405) at the time any request for registration is submitted to the Company in accordance with Section 3.1, if so requested, file an Automatic Shelf Registration Statement to effect such registration; and

(n) if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 3.1.2 the Company determines that it is not a well-known seasoned issuer and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use commercially reasonable efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

3.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

3.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 3, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one Selling Holder Counsel, not to exceed $50,000, shall be borne and paid by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2, as the case may be, and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 3 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

3.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 3:

3.8.1 Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.8.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

3.8.2 Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 3.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 3.8.2 and 3.8.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

3.8.3 Procedures. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, solely to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.

3.8.4 Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:

(i) in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and

(ii) in no event shall a Holder’s liability pursuant to this Section 3.8.4, when combined with the amounts paid or payable by such Holder pursuant to Section 3.8.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

3.8.5 Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

3.8.6 Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.

3.9 Reports under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

3.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, which must include the approval of the Significant Investor Majority, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration if such agreement (a) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities that selling Holders could be entitled to include in such registration under Sections 3.2 and 3.3.2 hereof or (b) would allow such holder or prospective holder to initiate a demand for registration of any of its securities at a time earlier than the Holders of Registrable Securities can demand registration under Section 3.1 hereof; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 7.10.

3.11 “Market Stand-off” Agreement. Each Holder hereby agrees that, during the Standoff Period, such Holder will not, without the prior written consent of the Company or the managing underwriter:

(a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, held immediately before the effective date of the registration statement for such offering; or

(b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

The foregoing provisions of this Section 3.11 shall apply only to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than 1% of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are similarly bound. For purposes of this Section 3.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. Any discretionary waiver or termination of the restrictions of any or all such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 3.11 and to impose stop transfer instructions with respect to such shares until the end of such period. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.11 or that are necessary to give further effect thereto.

3.12 Restrictions on Transfer.

3.12.1 Agreement Binding. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

3.12.2 Legends. Each certificate or instrument representing (a) the Preferred Stock, (b) the Registrable Securities, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.12.3) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STAND-OFF RESTRICTION AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 3.12.

3.12.3 Procedure. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 3. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 3.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.12.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

4. RIGHTS TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to sell any New Securities, the Company shall offer to sell a portion of New Securities to each Major Investor as described in this Section 4. A Major Investor shall be entitled to apportion the right of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate, provided that each such Affiliate agrees to enter into this Agreement and each of the Amended and Restated Voting Agreement and Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each agreement. The right of first refusal in this Section 4 shall not be applicable with respect to any Major Investor, if at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act.

4.1 Company Notice. The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (a) its bona fide intention to sell such New Securities, (b) the number of such New Securities to be sold and (c) the price and terms, if any, upon which it proposes to sell such New Securities.

4.2 Investor Right. By written notice (the “Investor Notice”) to the Company within 20 days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Major Investor’s Pro Rata Amount. In addition, each Major Investor that elects to purchase or acquire all of its Pro Rata Amount (each, a “Fully Exercising Investor”) may, in the Investor Notice, elect to purchase or acquire, in addition to its Pro Rata Amount, a portion of the New Securities, if any, for which other Major Investors were entitled to subscribe but that are not subscribed for by such Major Investors. The amount of such overallotment that each Fully Exercising Investor shall be entitled to purchase is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common

Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. A Major Investor’s election may be conditioned on the consummation of the transaction described in the Offer Notice. The closing of any sale pursuant to this Section 4.2 shall occur on the earlier of 120 days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.3.

4.3 Sale of Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.2, the Company may, during the 120 day period following the expiration of the periods provided in Section 4.2, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon other terms not materially more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.

5. ADDITIONAL COVENANTS.

5.1 Insurance. The Company shall use its commercially reasonable efforts to maintain directors and officers liability insurance from a financially sound and reputable insurer for $2 million in coverage (or such other amount as agreed to by the Board, including the Requisite Board Members), on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.

5.2 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) to enter into a customary nondisclosure and proprietary rights assignment agreement or an employment or consulting agreement providing that (i) he or she is either an at-will employee or a consultant of the Company, as the case may be, (ii) he or she will maintain all Company proprietary information in confidence, (iii) he will assign all inventions created by him or her as an employee or consultant during his employment or service to the Company, and (iv) he or she will not disclose any information related to the Company’s work force and will not solicit any employees from the Company for a period of 12 months should his or her employment or service to the Company be terminated for any reason.

5.3 Employee Vesting. All stock options issued after the date of this Agreement to employees, directors, consultants and other service providers shall require approval of the Board, including the Requisite Board Members, and unless otherwise approved by the Board, including the Requisite Board Members, all employees and consultants of the Company or its subsidiaries who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date of this Agreement shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four year period, with the first 25% of such shares vesting following 12 months of continued employment or service (or the date of grant in the case of a grant to an existing employee or consultant), and the remaining shares vesting in equal monthly installments over the following 36 months.

5.4 Board Matters. The Company shall reimburse the nonemployee directors and observers for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board or committee meetings or any other activities, which are required and/or requested by the Company and that involve expenses. Each Preferred Director shall have the right to be a member of any committee of the Board.

5.5 Compensation Committee. The Board shall maintain a compensation committee comprised of at least two Preferred Directors, including the Preferred Director appointed by NEA, for the purpose of, among other things, reviewing and determining the compensation of the Company’s executive officers.

5.6 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of the Funds is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, none of the Funds shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Fund in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Fund to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.7 Indemnification Matters. The Company hereby acknowledges that each of the Preferred Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and/or certain of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Preferred Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a Preferred Director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by a Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Restated Certificate or Bylaws (or any agreement between the Company and a Preferred Director), without regard to any rights a Preferred Director may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Preferred Director with respect to any claim for which a Preferred Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Preferred Director against the Company. If the Company or any of its successors or assignees consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Restated Certificate, Bylaws, or elsewhere, as the case may be.

5.8 FIRPTA Compliance. The Company shall provide prompt notice to each party hereto following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, within 10 days of a written request from any party hereto, the Company shall provide such party with a written statement informing such party whether such party’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market or the fact that there is no preferred stock then outstanding.

5.9 Critical Technology Matters.

(a) To the extent (i) any pre-existing products or services provided by the Company are re-categorized by the U.S. government as a critical technology within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), or would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology after a re-categorization of selected technologies by the U.S. government, or (ii) after execution of the Purchase Agreement, the Company engages in any activity that could reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology within the meaning of the DPA, the Company shall promptly notify the Investors of such change in the categorization of its products or services.

(b) Subject to Section 4.16 of the Purchase Agreement, if and only if (i) the Committee on Foreign Investment in the United States (“CFIUS”) requests or requires that any Investor or the Company file a notice or declaration with CFIUS pursuant to the DPA with respect to the Investor’s investment in the Company (the “Covered Transactions”) or (ii) either Novo or Abingworth and the Company mutually and reasonably determine (based on advice of counsel) that a filing with CFIUS with respect to the Covered Transactions is advisable or required by applicable law, then in either case, (i) or (ii): (x) the Company and each Investor shall, and shall cause its Affiliates to, cooperate with the other parties hereto and shall promptly file a CFIUS filing in the requested, required or advisable form in accordance with the DPA; and (y) the Company and each Investor shall, and shall cause its Affiliates to, use reasonable best efforts to obtain, as applicable, the CFIUS Satisfied Condition (as defined in the Purchase Agreement), provided that agreement to any mitigation terms shall be at the reasonable discretion of the affected Investor.

5.10 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Amended and Restated Voting Agreement of even date herewith among the Investors, the Company and the other parties named therein), the reasonable fees and disbursements, not to exceed $75,000, of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one (1) or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense (or common interest) agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel and the Company’s counsel. In the event that one (1) or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense (or common interest) agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

6. TERMINATION.

6.1 Generally. The covenants set forth in Section 2.1, Section 2.2, Section 2.3, Section 4 and Section 5 shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of an IPO; or (b) upon a Deemed Liquidation Event, in which the consideration is cash and/or freely-tradeable and marketable securities.

6.2 Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 or Section 3.2 shall terminate upon the earliest to occur of: (a) any time following an IPO when the holder holds less than 1% of the outstanding securities of the Company and all of such Holder’s Registrable

Securities may be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor; and (b) the fifth anniversary of the IPO.

7. GENERAL PROVISIONS.

7.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of a Holder; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (c) after such transfer, holds at least 2% of the shares of Registrable Securities (or if the transferring Holder owns less than 2% of the Registrable Securities, then all Registrable Securities held by the transferring Holder); or (d) is a venture capital fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; provided, however, that (i) the Company is, prior to such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate of a Holder; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

7.3 Counterparts; Electronic Signatures. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices. All notices, requests, and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given,

made or delivered upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such address or electronic mail address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to Reneo Pharmaceuticals, Inc., 12230 El Camino Real, Suite 230, San Diego, CA 92130, Attention: Chief Executive Officer, a copy (which shall not constitute notice) shall also be sent to Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121, Attention: Jason L. Kent. If notice is given to the Investors, a copy (which shall not constitute notice) shall also be sent to Wilson Sonsini Goodrich & Rosati, PC, 12235 El Camino Real, San Diego, California 92109, Attention: Dan Koeppen.

7.6 Amendments and Waivers. This Agreement may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) (i) with respect to Sections 2 and 4 and any other provision of this Agreement to the extent such provision pertains to Section 2 or 4, the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors, which must include the approval of the Significant Investor Majority, or (ii) with respect to Sections 3 and 5 and any other provision of this Agreement to the extent such provision pertains to Section 3 or 5, the holders of a majority of the Registrable Securities then outstanding and held by the Investors, which must include the approval of the Significant Investor Majority; provided that (A) the Company may in its sole discretion waive compliance with Section 3.12; (B) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; (C) the Company may, without the consent or approval of any other party hereto, cause additional persons to become party to this Agreement as Investors pursuant to Section 7.10 hereto and amend Schedule A hereto accordingly; (D) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Holder or Major Investor (including, for the avoidance of doubt, vTv while in its capacity as such) without the written consent of such Holder or Major Investor, unless such amendment, termination, or waiver applies to all Holders or Major Investors, as the case may be, in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Major Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Investors may nonetheless, by agreement with the Company, purchase securities in such transaction; provided, however, that if, after giving effect to such waiver of Section 4 with respect to a particular transaction, a Major Investor purchases securities in such transaction or issuance (such Major Investor, a “Participating Investor”), such waiver of the provisions of Section 4 shall be deemed to apply to each other Major Investor whose rights were waived or amended only if such other Major Investor has been provided the opportunity to purchase a proportional number of the New Securities being offered by the Company in such transaction based on the pro rata purchase right of such other Major Investor set forth in Section 4, assuming a transaction size determined based upon the amount purchased by the Participating Investor that invested the largest percentage in such transaction, it being agreed that such opportunity may be provided subsequent to the initial closing in which such Participating Investor(s) purchase securities); and (E) Section 5.9 may not be amended without the written approval of each of Novo and Abingworth. Any amendment, termination, or waiver effected in accordance with this Section 7.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

7.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Purchase Agreement and the other documents delivered pursuant thereto constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled and replaced with this Agreement; provided that with respect to vTv, while the Company and vTv acknowledge that this Agreement satisfies the requirements in Section 3.2 of the License Agreement, dated as of December 21, 2017 between the Company and vTv, as of the date hereof, this Agreement does not cancel or replace Section 3.2 thereof.

7.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date of this Agreement pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

7.11 Third Parties. Other than as set forth in Section 3.11, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the State of Delaware is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the State of Delaware, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other party for all legal costs and expenses incurred in enforcing this provision.

7.14 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.15 Limitation of Liability; Freedom to Operate Affiliates. The total liability, in the aggregate, of each Investor and their respective Affiliates, officers, directors, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to such Investor’s breach of this Agreement shall be several and not joint with the other Investors and shall not exceed the total purchase price paid to the Company by such Investor for the Shares (as defined in the Purchase Agreement) under the Purchase Agreement. It is intended that this limitation apply to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law. Nothing in this Agreement or the Transaction Agreements (as defined in the Purchase Agreement) shall restrict any Investor’s freedom to operate any of its affiliates (including any such affiliate that is a potential competitor of the Company).

7.16 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the parties required for an amendment pursuant to Section 7.6 of the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

RENEO PHARMACEUTICALS, INC.

By:	/s/ Gregory J. Flesher

Name:	Gregory J. Flesher
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR

NOVO HOLDINGS A/S

By:	/s/ Thomas Dryberg

Name:	Thomas Dyrberg, under specific power of attorney
Title:	Managing Partner, Novo Holdings A/S

Address:

Tuborg Havnevej 19
DK-2900 Hellerup
Denmark
Attn: Heather Ludvigsen
Email: […***…]

with a copy (which shall not constitute notice) to:

Novo Ventures (US), Inc.
501 2nd Street, Suite 300
San Francisco, CA 94107
Attention: Junie Lim
Email: […***…]
Attention : Tiba Aynechi
Email: […***…]

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR

ABINGWORTH BIOVENTURES 8 LP acting by its Manager Abingworth LLP

By:	/s/ John Heard

Name:	John Heard
Title:	Partner, General Counsel

c/o Abingworth LLP
38 Jermyn Street
London SW1Y 6DN
United Kingdom

Attn: General Counsel
Email: […***…]

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR

AMZAK HEALTH INVESTORS, LLC

By:	/s/ Joyce Erony
Name:	Joyce Erony
Title:	Managing Director

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR

ROCK SPRINGS CAPITAL MASTER FUND LP
By: Rock Springs General Partner LLC, its General Partner

By:	/s/ Kris Jenner
Name:	Kris Jenner
Title:	Member

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR

FOUR PINES MASTER FUND LP
By: Four Pines General Partner LLC, its General Partner

By:	/s/ Kris Jenner
Name:	Kris Jenner
Title:	Member

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR

AISLING CAPITAL V, LP

By:	/s/ Robert Wenzel
Name:	Robert Wenzel
Title:	CFO

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

NEW ENTERPRISE ASSOCIATES 15, L.P.

By:	NEA Partners 15, L.P., its general partner
By:	NEA 15 GP, LLC, its general Partner

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Office

NEA VENTURES 2017, LIMITED PARTNERSHIP

BY:	/s/ Louis Citron , Vice-President

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

THE GREY FAMILY TRUST DATED NOVEMBER 12, 1999

By:	/s/ Michael Grey
Name:	Michael Grey
Title:	Trustee

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

A.M. PAPPAS LIFE SCIENCE VENTURES V, LP

By: AMP&A Management V, LLC, its General Partner

By:	/s/ Arthur M. Pappas
Name:	Arthur M. Pappas
Title:	CEO & Managing Partner

PV V CEO FUND, LP

By: AMP&A Management V, LLC, its General Partner

By:	/s/ Arthur M. Pappas
Name:	Arthur M. Pappas
Title:	CEO & Managing Partner

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CHIESI VENTURES, LP

By:	Chiesi Ventures, Inc., its General Partner
By:	Pappas Capital, LLC, its Management Company

By:	/s/ Arthur M. Pappas
Name:	Arthur M. Pappas
Title:	CEO & Managing Partner

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RELATIVITY HEALTHCARE FUND, LLC

By:	/s/ Michael Chao
Name:	Michael Chao
Title:	Manager

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RIVERVEST VENTURE FUND IV, L.P.

By:	RiverVest Venture Partners IV, L.P., its General Partner
By:	RiverVest Venture Partners IV, LLC, its sole General Partner

By:	/s/ Niall O’Donnell
Name:	Niall O’Donnell
Title:	Managing Director

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RIVERVEST VENTURE FUND III, L.P.

By:	RiverVest Venture Partners III, L.P., its General Partner
By:	RiverVest Venture Partners III, LLC, its sole General Partner

By:	/s/ Niall O’Donnell
Name:	Niall O’Donnell
Title:	Managing Director

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RIVERVEST VENTURE FUND III (OHIO), L.P.

By:	RiverVest Venture Partners III (Ohio), LLC, its General Partner
By:	RiverVest Venture Partners III, L.P., its sole member
By:	RiverVest Venture Partners III, LLC, its general partner

By:	/s/ Niall O’Donnell
Name:	Niall O’Donnell
Title:	Managing Director

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

LUNDBECKFOND INVEST A/S

By:	/s/ Mette Kristine Agger
Name:	Mette Kristine Agger
Title:	Managing Partner, Lundbeckfonden Ventures

By:	/s/ Lene Skole
Name:	Lene Skole
Title:	CEO, Lundbeckfond Invest A/S

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Jason Fuller
Jason Fuller

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Tak Cheung
Tak Cheung

[SIGNATURE PAGE TO RENEO PHARMACEUTICALS, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

List of Investors

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held

Novo Holdings A/S Tuborg Havnevej 19 DK-2900 Hellerup Denmark Attn: Heather Ludvigsen Email: […***…] with a copy (which shall not constitute notice) to: Novo Ventures (US), Inc. 501 2nd Street, Suite 300 San Francisco, CA 94107 Attention: Tiba Aynechi and Junie Lim Email: […***…] and […***…]	—	6,183,527

Abingworth Bioventures 8 LP c/o Abingworth LLP 38 Jermyn Street London SW1Y 6DN United Kingdom Attn: General Counsel Email: […***…]	—	3,710,116

Amzak Health Investors, LLC 295 Madison Ave, 32nd Floor New York, NY 10017 Attn: Scott Weiner Email: […***…]	—	1,236,705

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held
Rock Springs Capital Master Fund LP c/o Rock Springs Capital Management LP 650 S Exeter Street Suite 1070 Baltimore, MD 21210 Attn: General Counsel Email: […***…]; […***…]; […***…]	—	1,484,047

Four Pines Master Fund LP c/o Rock Springs Capital Management LP 650 S Exeter Street Suite 1070 Baltimore, MD 21210 Attn: General Counsel Email: […***…]; […***…]; […***…]	—	309,176

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held

Aisling Capital V, L.P. 888 Seventh Avenue, 12th Floor New York, NY 10106 Attn: Steve Elms & Stacey Seltzer Fax: […***…] Email: […***…]; […***…] and Aisling Capital V, L.P. 888 Seventh Avenue, 12th Floor New York, NY 10106 Attn: Chief Financial Officer Fax: […***…] Email: […***…] With a required copy to: McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173-1922 Attn: Todd Finger Fax: […***…] Email: […***…]	—	1,236,705

New Enterprise Associates 15, L.P. c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attn: Louis Citron and Edward Mathers Email: […***…]; […***…]	9,526,652	4,452,140

NEA Ventures 2017, Limited Partnership c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attn: Louis Citron and Edward Mathers Email: […***…]; […***…]	6,389	—

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held
Jason Fuller […***…] Email: […***…]	4,630	2,473

The Grey Family Trust dated November 12, 1999 […***…] Attn: Mike Grey Email: […***…]	90,222	—

Susan E. Dubé Trust, dated May 6, 2002 […***…] Attn: Susan Dube Email: […***…]	18,044	—

A. M. Pappas Life Science Ventures V, LP Pappas Capital, LLC 2520 Meridian Parkway, Suite 400 Durham, NC 27713 Attn: Matthew A. Boyer Email: […***…]	1,858,277	549,106

PV V CEO Fund, LP Pappas Capital, LLC 2520 Meridian Parkway, Suite 400 Durham, NC 27713 Attn: Matthew A. Boyer Email: […***…]	150,640	44,513

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held
Chiesi Ventures, LP Pappas Capital, LLC 2520 Meridian Parkway, Suite 400 Durham, NC 27713 Attn: Matthew A. Boyer Email: […***…]	1,851,852	593,619

Relativity Healthcare Fund, LLC 2030 Main Street, Suite 1050 Irvine, CA 92614 Attn: Michael Chao, MD Email: […***…]	925,926	296,809

RiverVest Venture Fund III, L.P. RiverVest Venture Partners 101 South Hanley Road, #1850 St. Louis, MO 63105 Attn: Niall O’Donnell Email: […***…] Copy to: Holland & Knight 263 Tresser Boulevard, One Stamford Plaza, Suite 1400 Stamford, CT 06901 Attn: Gloria M. Skigen Email: […***…]	281,159	—

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held
RiverVest Venture Fund III (Ohio), L.P. RiverVest Venture Partners 101 South Hanley Road, #1850 St. Louis, MO 63105 Attn: Niall O’Donnell Email: […***…] Copy to: Holland & Knight 263 Tresser Boulevard, One Stamford Plaza, Suite 1400 Stamford, CT 06901 Attn: Gloria M. Skigen Email: […***…]	14,922	—

RiverVest Venture Fund IV, L.P. RiverVest Venture Partners 101 South Hanley Road, #1850 St. Louis, MO 63105 Attn: Niall O’Donnell Email: […***…] Copy to: Holland & Knight 263 Tresser Boulevard, One Stamford Plaza, Suite 1400 Stamford, CT 06901 Attn: Gloria M. Skigen Email: […***…]	4,629,630	1,855,058

RA Capital Healthcare Fund, L.P. 20 Park Plaza, Suite 1200 Boston, MA 02116 Attn: Nicholas McGrath Email: […***…]	229,133	—

Name and Address of Investor	Number of Shares of Series A Preferred Stock Initially Held	Number of Shares of Series B Preferred Stock Initially Held
Blackwell Partners LLC—Series A 280 S. Mangum Street, Suite 210 Durham, NC 27701 Attn: Jannine Lall Email: […***…]	49,278	—

John Kennedy […***…] Email: […***…]	36,088	—

Lundbeckfond Invest A/S Scherfigsvej 7 DK-2100 Copenhagen Ø, Denmark Attn: Johan Kördel, Ph.D. Email: […***…]	4,629,630	1,484,047

Tak Cheung […***…] Email: […***…]	—	2,473